Exhibit 99.1

                  WAUSAU PAPER REPORTS FOURTH-QUARTER RESULTS


MOSINEE, WIS...FEBRUARY 1, 2006...Wausau Paper (NYSE:WPP) today reported a net loss for the fourth quarter of $9.7 million, or $0.19 per share, compared with net earnings of $5.1 million, or $0.10 per share, in the year-earlier period. Fourth-quarter 2005 results included after-tax charges of $5.1 million, or $0.10 per share, related to the previously announced closure of Printing & Writing's sulfite pulp mill in Brokaw, Wisconsin, and an after-tax gain of $0.5 million, or $0.01 per share, from the sale of timberlands. Also included in fourth-quarter results was a tax benefit of $1.7 million, or $0.03 per share, primarily related to changes in state income tax laws. Net sales increased 2 percent to $268.4 million from $262.4 million last year while shipments declined 1 percent.

For the full year 2005, the Company reported a net loss of $19.5 million, or $0.38 per share, compared with year-earlier net earnings of $20.4 million, or $0.39 per share. In addition to after-tax pulp mill closure charges of $0.47 per share, 2005 results included after-tax losses of $0.17 per share at Printing & Writing's Brainerd, Minnesota, paper mill; a gain on the sale of timberlands of $0.03 per share, stock incentive credits of $0.03 per share, and state tax benefits of $0.03 per share. Prior-year earnings included after-tax losses of $0.02 per share at the Brainerd mill and stock incentive charges of $0.03 per share. Sales for the full year were $1,097.1 million, up 5 percent from $1,040.7 million in 2004, and shipments increased 2 percent.

"Wausau Paper achieved record sales and shipments in 2005 despite declining uncoated free-sheet and lackluster Specialty paper markets," said Thomas J. Howatt, president and CEO. "Importantly, growth was driven by success with our niche market and value-added product strategies, as evidenced by a 10 percent increase in shipments of premium towel and tissue products. At the same time, nearly 30 percent of our revenue came from products developed within the last three years, exceeding our goal of 25 percent. Paper mill productivity improved for a fifth consecutive year, increasing 1 percent in 2005.

"Nevertheless, 2005 was a very difficult year for our Company and the paper industry in general," continued Mr. Howatt. "Our market and operational gains were overshadowed by increased raw material prices, unprecedented energy costs, and charges related to Printing & Writing's restructuring initiatives. Fourth-quarter energy, freight and fiber costs increased the equivalent of $0.17 per share as compared with last year while full-year costs increased $0.48 per share."

Specialty Products reported a fourth-quarter operating loss of $0.1 million compared with operating profits of $6.6 million the year before. Primarily reflecting reduced paper mill packaging volumes, net sales and shipments declined 4 percent and 6 percent, respectively. The quarterly results included a $1.2 million loss on the disposal of two idle laminators and a $0.7 million gain on the sale of timberlands. "Energy and fiber costs increased a combined $4.7 million compared with the year-earlier quarter, accounting for most of Specialty's decline in profitability," Mr. Howatt explained. "Although competitive market conditions have limited
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Specialty's ability to immediately recover these increased costs, somewhat improved conditions have allowed for selective price increases in early 2006."

Printing & Writing reported a fourth-quarter operating loss of $22.1 million compared with operating profits of $0.2 million in the year-ago period. Net sales increased 2 percent while shipments improved slightly. Fourth-quarter results included pre-tax pulp mill closure charges of $8.2 million, consisting primarily of non-cash charges related to depreciation of long-lived assets. Results also included operating losses of $2.2 million at Brainerd, and a $0.1 million gain on the sale of timberlands. Prior year results included Brainerd operating losses of $1.9 million.

During the fourth quarter, Printing & Writing reduced production approximately 18,000 tons, keeping a 50,000-ton-per-year paper machine at Brokaw idled and taking downtime from December 24 through January 1 there as well as at its mill in Groveton, New Hampshire. "Uncoated freesheet markets have now contracted five of the last six years with demand declining 3 percent in 2005," Mr. Howatt said. He continued, "The capacity rationalization that has occurred across the industry has been insufficient to balance supply with demand, resulting in extremely competitive markets and no pricing leverage. Meanwhile, rapidly increasing energy and fiber costs - $7.1 million higher than in the comparable 2004 period - put tremendous pressure on fourth-quarter margins. Despite near-term pressures we remain focused on delivering long-term value by pursuing our proven niche market strategy and executing our restructuring initiatives."

Towel & Tissue's fourth-quarter operating profits increased 20 percent to $9.4 million compared with the previous year while net sales and shipments increased 14 percent and 8 percent, respectively. "Towel & Tissue's strong financial performance reflects higher selling prices and mix enhancement that more than offset increases in energy and raw material costs," Mr. Howatt said. "Strong growth in our higher-margin, value-added product category continues to be fueled by innovative products, including our EcoSoft(trademark) Green Seal(reg-trade-mark) product line, whose sales increased 24 percent for the year. This growth helped Towel & Tissue achieve record sales, shipments and profitability in 2005, with full-year operating profits of $38.0 million up 30 percent compared with a year earlier."

Commenting on the outlook for 2006, Mr. Howatt said, "Towel and tissue markets remain steady with signs of improvement emerging in the still difficult uncoated freesheet and specialty markets. And while energy prices have softened a bit from record fourth-quarter levels, they remain well above the historical trend. Despite these near-term pressures we are focused on delivering long-term shareholder value by pursuing our proven business strategies - product leadership, niche markets, customer service and operational excellence. Although we expect improvement versus the fourth quarter, first-quarter results will likely fall modestly below break-even levels largely due to elevated energy prices and seasonally weak demand."

Wausau Paper's fourth-quarter conference call is scheduled for 11:00 a.m. (EST) on Thursday, February 2, and can be accessed through the Company's Web site at www.wausaupaper.com under "Investor Information." A replay of the webcast will be available at the same site through February 8.
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Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products. Green Seal(reg-trade-mark) is a registered trademark of Green Seal, Inc., in Washington D.C., and is used by permission.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                     # # #
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                                 (tables follow)

                                 WAUSAU PAPER
               INTERIM REPORT - QUARTER ENDED DECEMBER 31, 2005


(in thousands, except  share amounts)
CONDENSED CONSOLIDATED STATEMENTS                  Three Months                    Twelve Months
     OF OPERATIONS                             Ended December 31, (unaudited)   Ended December 31,
                                                      2005          2004   2005 (UNAUDITED)     2004
Net sales                                         $  268,437    $  262,365    $1,097,093    $1,040,717
Cost of sales                                        263,934       232,103     1,044,467       923,176
   Gross profit                                        4,503        30,262        52,626       117,541
Selling & administrative expense                      19,412        20,021        74,423        75,817
Restructuring                                            929             0         1,332             0
   Operating (loss) profit                           (15,838)       10,241       (23,129)       41,724
Interest expense                                      (2,902)       (2,600)      (10,957)      (10,285)
Other income/(expense), net                              135           456           496           939
   (Loss) earnings before income taxes               (18,605)        8,097       (33,590)       32,378
(Credit) provision for income taxes                   (8,887)        3,001       (14,125)       11,985
   Net (loss) earnings                            $   (9,718)   $    5,096    $  (19,465)   $   20,393
   Net (loss) earnings per share-basic            $    (0.19)   $     0.10    $    (0.38)   $     0.39
   Net (loss) earnings per share-diluted          $    (0.19)   $     0.10    $    (0.38)   $     0.39
   Weighted average shares outstanding-basic      51,152,000    51,687,000    51,448,000    51,662,000
   Weighted average shares outstanding-diluted    51,152,000    52,044,000    51,448,000    51,940,000

CONDENSED CONSOLIDATED BALANCE SHEETS                 DECEMBER 31,  December 31,
                                                    2005 (UNAUDITED)    2004
Current assets                                       $  279,684     $  287,292
Property, plant & equipment, net                        494,228        551,160
Other assets                                             46,601         43,782
     Total Assets                                    $  820,513     $  882,234

Current liabilities                                  $  148,965     $  147,750
Long-term debt                                          161,011        161,833
Other liabilities                                       200,318        215,559
Stockholders' equity                                    310,219        357,092
     Total Liabilities & Stockholders' Equity        $  820,513     $  882,234

CONDENSED CONSOLIDATED STATEMENTS                               Twelve Months
       OF CASH FLOW                                           Ended December 31,
                                                          2005(UNAUDITED)    2004
Net cash provided by operating activities                 $   18,223     $   70,737

Cash flows from investing activities:
     Capital expenditures                                    (31,494)       (29,565)
     Acquisition                                                   0         (9,935)
     Proceeds on property, plant & equipment disposals         2,366             45
Cash used in investing activities                            (29,128)       (39,455)

Cash flows from financing activities:
     Net (repayments)/borrowings under credit agreement          (10)           500
     Payments under capital lease obligation                    (115)          (112)
     Dividends paid                                          (17,523)       (17,560)
     Payments for purchase of company stock                   (7,861)             0
     Proceeds from stock option exercises                          0          1,499
Cash used in financing activities                            (25,509)       (15,673)

     Net (decrease) increase in cash & cash equivalents   $  (36,414)    $   15,609

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Note 1. On October 21, 2004, the Company acquired the assets of the Brainerd,
        Minnesota paper mill of the Missota Paper Company, LLC, for approximately $9.9 million. The purchase price has been allocated using the fair values of the acquired property, plant, and equipment. The Company assumed no liabilities of the mill. No goodwill or other intangible assets resulted from the transaction. The acquired assets are included in the Printing & Writing business segment.

Note 2. In July 2005, the Company announced plans to permanently close the sulfite pulp mill at its Brokaw, Wisconsin, facility. The pulp mill was closed in November 2005 and the related long-lived assets were abandoned. The cost of sales for the three months and twelve months ended December 31, 2005, as reflected in the Condensed Consolidated Statements of Operations, include $7.3 million and $37.1 million, respectively, in pre-tax charges for accelerated depreciation and an adjustment of pulp mill inventory to net realizable value. Pre-tax restructuring expense related to certain assets disposed as a direct result of the closure and other associated costs were $0.9 million and $1.3 million for the three months and twelve months ended December 31, 2005, respectively. Additional pre-tax closure charges of approximately $0.6 million are expected to be recognized in the first half of 2006.

Note 3. Interim Segment Information
        The Company has reclassified certain prior-year interim segment information to conform to the 2005 presentation. The reclassification is the result of a reporting change, effective January 1, 2005, for two converting facilities from the Printing & Writing segment to the Specialty Products segment.

        The Company's operations are classified into three principal reportable segments: Specialty Products, Printing & Writing, and Towel & Tissue, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies.

        Specialty Products produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. Specialty Products also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products. Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota. Printing & Writing also includes a converting facility that converts printing and writing grades. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home market." Towel & Tissue operates a paper mill in Middletown, Ohio and a converting facility in Harrodsburg, Kentucky.

Sales, operating (loss) profit, and asset information by segment is as follows:

(in thousands, except ton data)                       DECEMBER 31,  December 31,
                                                     2005(UNAUDITED)    2004
Segment assets
     Specialty Products                              $  333,482     $  342,724
     Printing & Writing                                 254,528        281,378
     Towel & Tissue                                     175,134        171,080
     Corporate & Unallocated*                            57,369         87,052
                                                     $  820,513     $  882,234

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

                                                       Three Months                    Twelve Months
                                              Ended December 31, (unaudited)       Ended December 31,
                                                      2005          2004     2005(UNAUDITED)     2004
Net sales external customers
     Specialty Products                         $   111,222    $   115,534   $   459,028    $   462,779
     Printing & Writing                              89,674         87,606       378,073        352,286
     Towel & Tissue                                  67,541         59,225       259,992        225,652
                                                $   268,437    $   262,365   $ 1,097,093    $ 1,040,717

Operating (loss) profit
     Specialty Products                         $       (55)   $     6,593   $    11,974    $    22,666
     Printing & Writing                             (22,083)           203       (62,855)         5,806
     Towel & Tissue                                   9,409          7,861        37,991         29,148
     Corporate & Eliminations                        (3,109)        (4,416)      (10,239)       (15,896)
                                                $   (15,838)   $    10,241   $   (23,129)   $    41,724

Depreciation, depletion and amortization
     Specialty Products                         $     6,175    $     6,248   $    24,756    $    25,072
     Printing & Writing                               9,782          3,928        45,958         15,527
     Towel & Tissue                                   5,023          4,627        19,642         18,177
     Corporate & Unallocated                            331            310         1,198          1,189
                                                $    21,311    $    15,113   $    91,554    $    59,965

Tons sold
     Specialty Products                              97,170        103,563       403,747        421,449
     Printing & Writing                              71,469         71,323       316,234        289,703
     Towel & Tissue                                  41,537         38,311       162,286        151,903
                                                    210,176        213,197       882,267        863,055

*Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.

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